Exhibit 4.1

SIXTH SUPPLEMENTAL INDENTURE

SIXTH SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”) dated as of June 4, 2004, among ALLIANT TECHSYSTEMS INC., a Delaware corporation (the “Company”), MISSION RESEARCH CORPORATION, a California corporation, a newly acquired subsidiary of the Company (the “New Guarantor”), ALLIANT AMMUNITION SYSTEMS COMPANY LLC, a Delaware limited liability company, NEW RIVER ENERGETICS, INC., a Delaware corporation, ALLIANT HOLDINGS LLC, a Delaware limited liability company, ALLIANT SOUTHERN COMPOSITES COMPANY LLC, a Delaware limited liability company, ALLIANT AMMUNITION AND POWDER COMPANY LLC, a Delaware limited liability company, ATK ORDNANCE AND GROUND SYSTEMS LLC (f/k/a Alliant Integrated Defense Company LLC), a Delaware limited liability company, ALLIANT INTERNATIONAL HOLDINGS INC., a Minnesota corporation, ATK TACTICAL SYSTEMS COMPANY LLC (f/k/a Alliant Missile Products Company LLC), a Delaware limited liability company, ALLIANT LAKE CITY SMALL CALIBER AMMUNITION COMPANY LLC, a Delaware limited liability company, ATK THIOKOL INC. (f/k/a ATK Aerospace Company Inc. and Thiokol Propulsion Corp.), a Delaware corporation, THIOKOL TECHNOLOGIES INTERNATIONAL, INC., a Delaware corporation,  ATK COMMERCIAL AMMUNITION COMPANY INC., a Delaware corporation, FEDERAL CARTRIDGE COMPANY, a Minnesota corporation, AMMUNITION ACCESSORIES INC., a Delaware corporation, ATK INTERNATIONAL SALES INC., a Delaware corporation, ATK ELKTON, LLC, a Delaware limited liability company, ATK MISSILE SYSTEMS COMPANY LLC, a Delaware limited liability company, COMPOSITE OPTICS, INCORPORATED, a California corporation, GASL, INC., a New York corporation, MICRO CRAFT INC., a Tennessee corporation, and BNY MIDWEST TRUST COMPANY, an Illinois banking corporation, as trustee under the indenture referred to below (the “Trustee”).

W I T N E S S E T H :

WHEREAS the Company and Alliant Ammunition Systems Company LLC, New River Energetics, Inc., Alliant Holdings LLC, Alliant Southern Composites Company LLC,  Alliant Ammunition and Powder Company LLC, ATK Ordnance and Ground Systems LLC (f/k/a Alliant Integrated Defense Company LLC), Alliant International Holdings Inc., ATK Tactical Systems Company LLC (f/k/a Alliant Missile Products Company LLC), Alliant Lake City Small Caliber Ammunition Company LLC, ATK Thiokol Inc. (f/k/a ATK Aerospace Company Inc. and Thiokol Propulsion Corp.), Thiokol Technologies

International, Inc., ATK Commercial Ammunition Company Inc., Federal Cartridge Company, Ammunition Accessories Inc., ATK International Sales Inc., ATK Elkton LLC, ATK Missile Systems Company LLC, Composite Optics, Incorporated, GASL, Inc., and Micro Craft Inc. (the “Existing Guarantors”) have heretofore executed and delivered to the Trustee an Indenture dated May 14, 2001 (as amended and supplemented by the First Supplemental Indenture, dated as of December 19, 2001; as further amended and supplemented by the Second Supplemental Indenture, dated as of April 5, 2002; as further amended and supplemented by the Third Supplemental Indenture, dated as of June 6, 2002; as further amended and supplemented by the Fourth Supplemental Indenture, dated as of August 20, 2003; and as further amended and supplemented by the Fifth Supplemental Indenture, dated as of February 9, 2004) (as amended, the “Indenture”), providing for the issuance of an aggregate principal amount of up to $600,000,000 of 8½% Senior Subordinated Notes due 2011 (the “Securities”);

WHEREAS Section 4.11 of the Indenture provides that under certain circumstances the Company is required to cause the New Guarantor to execute and deliver to the Trustee a supplemental indenture pursuant to which the New Guarantor shall unconditionally guarantee all the Company’s obligations under the Securities pursuant to a Subsidiary Guarantee on the terms and conditions set forth herein; and

WHEREAS pursuant to Section 9.01 of the Indenture, the Trustee, the Company and the Existing Guarantors are authorized to execute and deliver this Supplemental Indenture;

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the New Guarantor, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Securities as follows:

1.  Agreement to Guarantee.  The New Guarantor hereby agrees, jointly and severally with all the Existing Guarantors, to unconditionally guarantee the Company’s obligations under the Securities on the terms and subject to the conditions set forth in Articles 11 and 12 of the Indenture and to be bound by all other applicable provisions of the Indenture and the Securities.

2.  Ratification of Indenture; Supplemental Indentures Part of Indenture.  Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.  In the event of a conflict between the terms and conditions of the Indenture and the terms and conditions of this Supplemental Indenture, then the terms and conditions of this Supplemental Indenture shall prevail.  This Supplemental Indenture shall form a part of the Indenture for all purposes, and every holder of Securities heretofore or hereafter authenticated and delivered shall be bound hereby.

3.  Governing Law.  THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY.

4.  Trustee Makes No Representation.  The statements herein are deemed to be those of the Company, the Existing Guarantors and the New Guarantor.  The Trustee makes no representation as to the validity or sufficiency of this Supplemental Indenture.

5.  Counterparts.  The parties may sign any number of copies of this Supplemental Indenture.  Each signed copy shall be an original, but all of them together represent the same agreement.

6.  Effect of Headings.  The Section headings herein are for convenience only and shall not effect the construction thereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

MISSION RESEARCH CORPORATION

By:
/s/	Keith D. Ross
Name: Keith D. Ross
Title: Vice President and Assistant Secretary

ALLIANT TECHSYSTEMS INC.,

By:
/s/	Robert J. McReavy
Name: Robert J. McReavy
Title: Vice President and Treasurer

ALLIANT AMMUNITION SYSTEMS COMPANY LLC,
NEW RIVER ENERGETICS, INC.,
ALLIANT HOLDINGS LLC,
ALLIANT SOUTHERN COMPOSITES COMPANY LLC,
ALLIANT AMMUNITION AND POWDER COMPANY LLC,
ATK ORDNANCE AND GROUND SYSTEMS LLC,
ALLIANT INTERNATIONAL HOLDINGS INC.,
ATK TACTICAL SYSTEMS COMPANY LLC,
ALLIANT LAKE CITY SMALL CALIBER AMMUNITION COMPANY LLC,
ATK THIOKOL INC.,
THIOKOL TECHNOLOGIES INTERNATIONAL, INC.,
ATK COMMERCIAL AMMUNITION COMPANY INC.,
FEDERAL CARTRIDGE COMPANY,
AMMUNITION ACCESSORIES INC.,
ATK INTERNATIONAL SALES INC.,
ATK ELKTON LLC,
ATK MISSILE SYSTEMS COMPANY LLC,
COMPOSITE OPTICS, INCORPORATED
GASL, INC.
MICRO CRAFT INC.

By:
/s/	Robert J. McReavy
Name: Robert J. McReavy
Title: Authorized Signatory

BNY MIDWEST TRUST COMPANY, as Trustee,

By:
/s/	D.G. Donovan
Name: D.G. Donovan
Title: Vice President